Exhibit 4.9

THIRD AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS THIRD AMENDMENT, dated as of the 21st day of December, 2007, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 with regard to The Progressive Retirement Security Program (the “Plan”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, effective December 21, 2007, but only with respect to Plan contributions made on or after that date and with respect to the earnings thereon, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1) Restating the last sentence of Schedule “C”, in its entirety, as follows:

In accordance with Section 5(c) of the Trust Agreement, the Sponsor hereby directs the Trustee that if the Trustee fails to receive a proper direction from a Participant regarding the investment of such Participant’s accounts, the assets of such Participant’s individual accounts shall be invested in the applicable Vanguard Target Retirement Fund pursuant to the table set forth below.

The following table specifies the eleven (11) Participant Date of Birth ranges for each of the eleven (11) corresponding Vanguard Target Retirement Funds:

Participant Date of Birth	Fund
12/31/1936 or earlier	Vanguard Target Retirement Income Fund
1/1/1937 – 12/31/1942	Vanguard Target Retirement 2005 Fund
1/1/1943 – 12/31/1947	Vanguard Target Retirement 2010 Fund
1/1/1948 – 12/31/1952	Vanguard Target Retirement 2015 Fund
1/1/1953 – 12/31/1957	Vanguard Target Retirement 2020 Fund
1/1/1958 – 12/31/1962	Vanguard Target Retirement 2025 Fund
1/1/1963 – 12/31/1967	Vanguard Target Retirement 2030 Fund
1/1/1968 – 12/31/1972	Vanguard Target Retirement 2035 Fund
1/1/1973 – 12/31/1977	Vanguard Target Retirement 2040 Fund
1/1/1978 – 12/31/1982	Vanguard Target Retirement 2045 Fund
1/1/1983 or later	Vanguard Target Retirement 2050 Fund

The Sponsor further understands and agrees that the Trustee will continue to default a Participant’s future contributions into the applicable Vanguard Target Retirement Fund until such time that the Trustee receives a proper direction from the Participant. Furthermore, if the Sponsor does not provide a Participant’s date of birth, the Sponsor directs the Trustee to default the Participant into the Vanguard Target Retirement Income Fund. Unless the Named Fiduciary directs otherwise, in the case of unallocated Plan assets, and the termination or reallocation of an investment option, the Plan’s default investment shall be Managed Income Portfolio II.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Third Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By:	By:
Its authorized signatory	Its authorized signatory

Name:	Name:

Title:	Title:

Date:	Date: